UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 6, 2007

ECC CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32430	84-1642470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1733 Alton Parkway, Irvine, California	92606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 955-8733

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Office Lease

On June 6, 2007, the registrant entered into an office lease with Knobbe, Martens, Olsen & Bear, LLP, pursuant to which the registrant agreed to sublease approximately 11,000 square feet of space located at 2040 Main Street, Irvine, California, which will serve as the registrant’s principal executive offices. The lease is for a term of 18 months, beginning June 30, 2007. The monthly lease rate will be approximately $30,760 during the first 12 months of the lease and approximately $31,859 during the remaining six months. Subject to the right of the landlord, the registrant may extend the lease for a period of 18 additional months at a lease rate based on the market lease rate for comparable property determined as of the commencement of the extension period.

The foregoing description of the office lease is qualified in its entirety by reference to the complete text of the office lease attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On June 6, 2007, Performance Credit Corp., the registrant’s wholly owned subsidiary, eliminated its nonqualified deferred compensation plan entitled “The Executive Nonqualified Excess Plan,” covering key managerial employees. This plan allowed for deferral of up to 80% of the participant’s compensation into the plan. Participants were immediately 100% vested in the compensation deferrals and were able to receive payments from the plan after the completion of five years of service. Due to the significant change in Performance Credit’s operations after the sale of its wholesale mortgage lending operations to Bear Stearns and the reduction in the number of employees, the nonqualified deferred compensation plan was no longer utilized by employees and, therefore, management decided to terminate the plan.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Commercial Lease, dated as of June 6, 2007, by and between Knobbe, Martens, Olsen & Bear, LLP and ECC Capital Corporation for property located at 2040 Main Street, Suite 800, Irvine, California.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECC CAPITAL CORPORATION

June 12, 2007	By:	/s/ Roque A. Santi
Roque A. Santi
President and Chief Financial Officer